EX-99.1 2 iex99-1.htm CONFERENCE CALL TRANSCRIPT

Conference Call Transcript
INSM - Q2 2011 Insmed Inc Earnings Conference Call
Event Date/Time: August 08, 2011 / 12:30PM GMT

CORPORATE PARTICIPANTS

  Brian Ritchie
 Financial Dynamics - IR

 Tim Whitten
 Insmed Incorporated - President & CEO

 Kevin Tully
 Insmed Incorporated - EVP & CFO

CONFERENCE CALL PARTICIPANTS

 Jason Kantor
 RBC Capital Markets - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the second-quarter 2011 Insmed Inc. earnings conference call. My name is Ann and I will be your coordinator for today's call. As a reminder, this conference is being recorded for replay purposes.

At this time all participants are in listen-only mode. (Operator Instructions) We will be facilitating a question-and-answer session following the presentation.

I would now like to turn the presentation over to Mr. Brian Ritchie of FD.

 Brian Ritchie - Financial Dynamics - IR

 Thank you, Ann. Good morning, everyone. This is Brian Ritchie from FD and welcome to Insmed's second-quarter conference call. Insmed issued a press release this morning containing second-quarter 2011 financial results, which is posted on the Company's website.

Today we are joined by Mr. Tim Whitten, President and CEO, and Mr. Kevin Tully, Executive Vice President and CFO. Tim will provide a business update followed by Kevin's review of the financials.

Following the prepared remarks, Tim and Kevin will be available for a question-and-answer session. We would ask you to please limit yourself to one question and one follow up so we have time for as many questions as possible.

Before we proceed with the call, I would like to remind everyone that the safe harbor language contained in today's press release also pertains to this conference call and webcast. Please go ahead, Tim.

 Tim Whitten - Insmed Incorporated - President & CEO

 Thank you, Brian. Hello, everyone, and thanks for joining us today. I would like to begin the call by addressing what I am sure is top-of-mind for all of you.

Last week we announced that the FDA placed a clinical hold on Insmed's Phase III clinical trials for Arikace, a liposomal formulation of amikacin for inhalation in cystic fibrosis patients with Pseudomonas lung infections and patients with nontuberculous mycobacteria lung disease. As we previously stated, we were informed by FDA that their decision was based on an initial review of the interim results of a long-term rat inhalation carcinogenicity study that Insmed recently received and submitted to the Agency.

As it relates to the clinical hold, I would first like to emphasize that we continue to believe Arikace has the potential to be an important treatment option for cystic fibrosis patients who have Pseudomonas lung infections and non-TB mycobacteria lung infections, or NTM, based on the efficacy and safety data generated from the Phase II clinical trial program. Our Phase II placebo-controlled clinical trial results for cystic fibrosis, or CF, patients who have Pseudomonas lung infections have shown statistically significant improvement in lung function during the 28-day treatment period which was sustained in the off-treatment period.

In addition, the Arikace open label study demonstrated that Arikace delivered once daily for 28 consecutive days followed by 56 days off treatment for a total of six cycles resulted in statistically significant improvement in lung function that was sustained both on and off treatment over a 72-week period. So based on the human clinical efficacy and safety data generated to date for Arikace, we remain excited over its prospects in CF patients who have Pseudomonas lung infections. And with regard to NTM, there remains a high unmet need with few good treatment options, and we believe that Arikace has the potential to play an important role in treating these patients as well.

Now I turn to some of the details on the two-year rat inhalation carcinogenicity study. I believe this background and history provide important context in evaluating where we are currently with Arikace and FDA. In addition, I will briefly discuss the impact this clinical hold might have on our Phase III clinical programs for Arikace in CF patients who have Pseudomonas lung infections and non-TB mycobacteria, or NTM, lung infections.

First, some background on the carcinogenicity study. For many new chemical entities carcinogenicity studies are also often required to be filed as part of a new drug application or NDA. This was the case for Arikace.

In our discussions with the Agency regarding our NDA submission requirements, FDA indicated that the Company would be required to conduct a two-year rat inhalation carcinogenicity study and include the final report as part of a potential Arikace new drug application. This carcinogenicity study was not a requirement for entering Phase III clinical trials.

We previously conducted multiple non-clinical toxicology studies in animals. I point this out because there seems to have been some confusion around why a study in rats would not have taken place much earlier in Arikace's development cycle. In fact, the results from three-month and six-month toxicology studies in animals were submitted and reviewed by FDA at much earlier points in time. But while many companies do not initiate the required carcinogenicity program until after they have begun the Phase III clinical trials, we were actually ahead of the curve on timing for our long-term carcinogenicity study.

We contracted with a qualified external laboratory to do the two-year rat inhalation carcinogenicity study. That company conducted the data, they generated the data, and they -- that company conducted the study, they generated the data, and provided the results. More specifically, dosing for the study began in March 2009 and ended in March 2011 with the animals receiving daily dosing during that two-year time period.

Following completion of dosing, the evaluation of data could begin. In carcinogenicity studies, because of their size and the large body of data that needs to be evaluated, results are usually not known for many months. As a result, the interim data was provided to the Company only recently.

The Company determined that there were findings in the interim data that should be reported to FDA, and we did this. Following FDA's review of this submission, the Agency provided us with verbal notification of the clinical hold on the Phase III clinical programs for Arikace in CF and NTM. Based on the verbal communication from the Agency, we issued the August 1 press release that indicated the Arikace Phase III clinical trials for both CF and NTM were placed on clinical hold.

We also notified the clinical trial sites, institutional review boards, and the principal trial investigators of the clinical hold expeditiously. Subsequently, on August 3, we received written notification from the Agency that confirmed and was consistent with an earlier verbal communication.

After reviewing the data, we believe we have a sound scientific rationale for the findings and look forward to working closely with our experts and with the FDA to provide the Agency with all relevant information and data required to expedite their review and evaluation.

We continue to expect that we will be able to supply the currently requested information and data to FDA before the end of August. Importantly, the Agency has advised us that it will respond to Insmed within a 30-day period following the receipt of our complete response to their request noted in their correspondence. Of course, we will not be screening and enrolling patients into our clinical trials until we receive feedback from FDA and the clinical hold is lifted.

As far as the implications of the clinical hold for Insmed and the Phase III Arikace clinical trials, we have the infrastructure and clinical trial networks in place to quickly resume our clinical trial program if we are allowed to do so. Depending upon the timing of the FDA's review and response, we are hopeful that we can resume our Phase III clinical trial program for Arikace during the fourth quarter of 2011.

In terms of our cash position, whether we can progress Arikace to approval in CF or NTM with our current cash will depend upon the timing of FDA's review and response, the subsequent timing of the start of our Phase III clinical trials, and the rate of patient accrual for those trials. We will continue to assess this as we move forward with FDA.

While the recent clinical hold announcement has negatively impacted our stock valuation, we believe we have taken -- we believe we are taking the appropriate steps with FDA to address the findings from the interim results of our long-term rat inhalation carcinogenicity study that led to the clinical hold. We believe we have a sound scientific rationale for those findings and expect to respond to FDA's request for more information before the end of August. The Agency has advised us that it will respond to Insmed within a 30-day period following receipt of our complete response to the request noted in their correspondence.

In closing, I reiterate that our goal is to resume the Phase III clinical trial program for Arikace as soon as possible. With that I will turn the call over to Kevin for his review of the financials. Kevin?

 Kevin Tully - Insmed Incorporated - EVP & CFO

 Thank you, Tim, and good morning, everyone. I will begin with our operating results for the second quarter and first half of 2011.

Our revenues for the first quarter were $1 million as compared to $1.9 million for the corresponding period in 2010. The $0.9 million reduction in revenue was primarily attributable to a year-over-year decrease in cost recovery from Insmed's IPLEX expanded access program in Europe due to the smaller number of patients being supplied IPLEX.

Revenues for the six months ended June 30, 2011, totaled $2.6 million as compared to $3.8 million for the six months ended June 30, 2010. The $1.2 million decrease was also primarily due to a year-over-year decrease of $1.5 million in cost recovery in the IPLEX EAP in Europe, partially offset by $0.3 million in license fees received in 2011 for the out-licensing of patent technology related to Insmed's CISPLATIN lipid complex to Eleison. Future payments under this agreement are based on Eleison's achievement of certain development milestones.

Net loss for the quarter was $10 million or $0.40 per share, as compared to a net loss of $0.4 million or $0.03 per share in the second quarter of 2010. The $9.6 million variance arose from an $8.7 million increase in total expenses, predominately due to costs related to the preparations for the initiation of our Phase III clinical program and the $0.9 million reduction in revenue.

Net loss attributable to common shareholders for the six months ended June 30, 2011, was $26.1 million or $1.19 per common share, basic and diluted, compared to a net loss of $0.3 million or $0.02 per common share basic and diluted for the six months ended June 30, 2010. The net loss attributable to common shareholders in 2011 includes the conversion of the Series B conditional convertible preferred stock and the non-cash charge for the beneficial conversion feature, or BCF, of the Series B preferred stock in the amount of $9.2 million, which increased the net loss and, in turn, reduced our earnings per common share on a basic and diluted basis by $0.48.

You will recall we discussed the BCF on last quarter's call. It is purely an accounting adjustment and, as a reminder, it has no impact on cash. It comes about as a result of our requirement at the time of the business combination with Transave to have a third-party external valuation assessment done in accordance with Generally Accepted Accounting Principles.

As part of this assessment, the external valuation specialist applied a discount to the convertible preferred stock to take into account the risk of the common shareholders not approving the conversion. The charge represents the $1 difference between the conversion price of the preferred stock of $7.10 per share and its carrying value of $6.10 per share. The carrying value of the preferred stock was based on its fair value at issuance, which was estimated using the common stock price reduced for a lack of marketability between the issuance date and the anticipated date of conversion.

Getting back to the operations, R&D expenses increased to $8.7 million in the 2011 second quarter, $0.9 million in the year-ago period. The increase of $7.8 million is due to the full scale R&D activities for Arikace, including the preparation for the initiation of the Phase III clinical studies and the manufacturing of supply to support the studies.

Specifically, clinical development expenses increased $3 million for the three months ended June 30, 2011, and clinical manufacturing expenses increased $1.9 million. Also included in the $8.7 million in R&D expenses for the quarter was an increase of $1.7 million in regulatory and quality assurance costs, which were also related to the planning for the Phase III studies.

The last significant contributor to the quarter's R&D spend was a $1.2 million increase in compensation and related expenses due primarily to an increase in R&D headcount from approximately 8 as of June 2010 to 28 as of June 2011.

Research and development expenses increased to $14.4 million in the six months ended June 30, 2011, from $1.5 million for the six months ended June 30, 2010. The increase of $12.9 million in 2011 is also attributable to full-scale R&D of Arikace, including the preparation for the initiation of Phase III studies and the manufacturing of supply to support the studies.

Of note within the R&D expenses in the first half of 2011, clinical development expenses increased $4.8 million, clinical manufacturing expenses increased $3 million, while compensation expenses increased $2.4 million and regulatory expenses rose $1.7 million. We also incurred $1 million of expenses associated with the completion of our rat carcinogenicity study.

Turning to G&A, those expenses increased to $2.7 million in the second quarter of 2011, up from $1.9 million in the year-ago period due largely to the increased headcount in support of the Arikace development program. For the six months ended June 30, 2011, G&A expenses increased to $5.9 million from $3.4 million for the six months ended June 30, 2010. The $2.5 million increase was due largely to the increased finance, legal, and consulting fees related to the business combination with Transave on December 1, 2010, as well as the reverse stock split transaction on March 2, 2011, and the headcount increases noted earlier.

Moving to investment income, this was relatively unchanged at $0.5 million for the recently completed second quarter when compared to the same period last year. For the six months ended June 30, 2011, investment income increased by $0.1 million to $1 million as compared to the prior-year period. The increase is a result of improved returns in our short-term investments.

The reduction in interest expense for the six-month period ended June 30, 2011, as compared to the same period in 2010 was entirely due to the elimination of convertible notes which were fully repaid in March 2010. As of June 30, 2011, Insmed had total cash, cash equivalents, short-term investments, and certificate of deposits on hand of $94 million consisting of $91.9 million in cash and short-term investments and $2.1 million in a certificate of deposit, as compared to $110.2 million of cash on hand as of December 31, 2010. The $16.2 million decrease in total cash was primarily due to the net cash used in operating activities, driven mostly by the $16.9 million operating loss.

Looking ahead to the balance of the year, as Tim said, whether we can progress Arikace to approval in CF or NTM with our current cash will depend on several factors -- the timing of FDA's review and response, the subsequent timing of the start of our Phase III clinical trials, and the rate of patient accrual for those trials. We will continue to assess this as we move forward with the FDA and potentially resume the Phase III program.

What we can say now is that for 2011, with a clinical hold in place, we currently expect our burn rate to be between $35 million and $40 million depending on when the trials can start back up. With that I would now like to pass the call back over to the operator for any questions. Ann?

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Jason Kantor, RBC Capital Markets.

 Jason Kantor - RBC Capital Markets - Analyst

 Thanks for taking my question and thanks for the added information. I am wondering if you can give us a better sense of what the signal is that you are seeing in the rat carcinogenicity study that led to this whole issue.

 Tim Whitten - Insmed Incorporated - President & CEO

 Jason, thanks for getting up. I know it's early on the West Coast.

So, Jason, for a couple of reasons we are not going to comment on the findings or the study design of the carc study in more details. We consider those findings to be and the study design to be proprietary confidential, so that is reason number one. Reason number two is we really believe that it's in the long-term best interests of the Company and also the long-term best interests of the shareholders to work through this situation directly and confidentially with the FDA.

 Jason Kantor - RBC Capital Markets - Analyst

 So what will the disclosure policy be going forward when you -- will we ever know what this is? When you submit it to the FDA is that a point in time? When they get back with you is that a point in time? You said that you believe you have a good explanation for it, but how are we to judge that and when are we to judge that?

 Tim Whitten - Insmed Incorporated - President & CEO

 Well, I think the best way to judge that is in terms of I think I mentioned the timing element. So the first thing in terms of where we are, we have indicated that we will be able to respond to the request from the FDA by the end of this month. And then the FDA has indicated to us that they will provide a response back to us within 30 days of receiving our complete response to their request and their correspondence. So at that point, once we hear something definitive from the FDA, we will definitely inform our investors and inform the markets.

 Jason Kantor - RBC Capital Markets - Analyst

 And is that response at that time -- do they need to make a decision or this is just a back and forth at that point? Can we expect something definitive 30 days post your response to them?

 Tim Whitten - Insmed Incorporated - President & CEO

 So, Jason, we are hopeful. Again, what they have told us is that when they receive our complete response to their request, which we believe we can provide, then they will provide us a response in 30 days. They can certainly come back and ask for more information or they may give us something more definitive.

And we will work closely with them. Our experts, our internal scientists, will work closely with the FDA on this. And we have a good working relationship with them.

 Jason Kantor - RBC Capital Markets - Analyst

 Okay, thank you.

Operator

 (Operator Instructions) Ladies and gentlemen, with no further questions this concludes today's question-and-answer session. I would now like to turn the call back over to Mr. Tim Whitten for closing remarks.

 Tim Whitten - Insmed Incorporated - President & CEO

 Thank you, Ann, and thanks to everyone for joining us today. We really do appreciate your interest and support of Insmed and look forward to providing you with future updates. Hope you enjoy the rest of your day.

Operator

 Ladies and gentlemen, we thank you for your participation in today's conference. This concludes the presentation and you may now disconnect. Have a good day.